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                                                                    EXHIBIT 10.4

                              RECISSION AGREEMENT
                              -------------------

  This Agreement is made as of January 9, 1998 ("Effective Date"), by and between StarSight Telecast, Inc. ("StarSight"), a corporation organized and existing under the laws of the State of California, USA, having its main place of business at 39650 Liberty Street, 3rd Floor, Fremont, California 94538, and Microsoft Corporation ("Microsoft"), a corporation organized and existing under the laws of the State of Washington, USA, having its main office and place of business at One Microsoft Way, Redmond, Washington 98052-6399, USA, who agree as follows:

                                    Recitals

  StarSight and Microsoft entered into a Definitive Agreement effective [*] ("StarSight Agreement"). The StarSight Agreement, inter alia, related to EPGs (as defined therein) and certain intellectual property rights of StarSight and Microsoft related to EPGs. StarSight subsequent to October 1, 1996 became a wholly owned subsidiary of Gemstar.

  StarSight and Microsoft desire to rescind the StarSight Agreement with the sole exception of the provisions of the StarSight Agreement to the extent, if any, that Microsoft received a grant of rights to patents StarSight licensed from Personalized Media Communications Corporation.

                                   Witnesseth

  In consideration of the payment, mutual covenants and obligations hereinafter set forth below, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1.  Recission.  The StarSight Agreement is hereby rescinded, with the sole
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exception that any grant of rights under patents owned or licensable by
[*] by StarSight to Microsoft as set forth in the StarSight Agreement shall remain unaffected. It is expressly understood that only provisions relating to the granting of such rights are preserved and that all other terms of the StarSight Agreement, including without limitation, all [*] are rescinded.

     2.  Payment. In satisfaction of the [*] under the StarSight Agreement,
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StarSight shall pay Microsoft the sum of [*] which amount shall be either netted other amounts payable by Microsoft to StarSight or paid as determined by the parties. StarSight shall be liable shall be liable for interest at a rate of one and one-half percent (1.5%) per month compounded monthly plus ten percent (10%) on any overdue payment, commencing on the date such royalty or other payment becomes due; provided however, such amount will not accrue until Microsoft has provided a prior written ten (10) day notice to StarSight and a fifteen (15) day opportunity to cure. If such interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefor is being asserted, the interest rate shall be reduced to such maximum legal rate.

Microsoft:                               StarSight:

Microsoft Corporation                    StarSight telecast, inc.



By:_________________________________     By:__________________________________
   Craig J. Mundie
   Senior Vice President
   Consumer Platforms Division

Date:_______________________________     Date:________________________________


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[*] Confidential Treatment Requested.